Exhibit 5.1

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

(212) 541-2000

June 3, 2009

Terex Corporation 200 Nyala Farm Road Westport, Connecticut 06880

Ladies and Gentlemen:

We have acted as special counsel to Terex Corporation, a Delaware corporation (the “Company”), in connection with the Company’s filing of a prospectus supplement, dated May 29, 2009, and the accompanying prospectus, dated November 6, 2007, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (collectively, the “Prospectus Supplement”), covering an aggregate of 12,650,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), including up to 1,650,000 Shares which may be sold at the underwriters’ option. The Prospectus Supplement forms a part of the Registration Statement on Form S-3ASR (Registration No. 333-144796) filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 24, 2007 and the Post-Effective Amendment No. 1 to Form S-3, filed by the Company with the SEC on November 6, 2007 (collectively, the “Registration Statement”).

In connection herewith, we have examined:

(1)	the Prospectus Supplement;
(2)	the Registration Statement;
(3)

the Underwriting Agreement, dated as of May 29, 2009, between the Company and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and UBS Securities LLC, as representatives of the several underwriters (the “Underwriting Agreement”);

(4)	the Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware; and
(5)	the Amended and Restated Bylaws of the Company, as amended, as in effect on the date hereof.

Terex Corporation

June 3, 2009

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the foregoing and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Our opinion herein reflects only the application of (i) applicable New York State law, (ii) the Federal laws of the United States of America and (iii) to the extent required by the foregoing opinion, the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and upon the issuance and delivery of the Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Bryan Cave LLP